Exhibit 10.25

Amendment No. 1

to

Patent and Know-How License Agreement

This Amendment No. 1 to the Patent and Know-How License Agreement (this “Amendment”), amending that certain Patent and Know-How License Agreement (the “License Agreement”), dated as of June 30, 2019, by and between Miromatrix Medical Inc., a Delaware corporation (“Licensor”), and Reprise Biomedical, Inc., a Minnesota corporation (“Licensee”), is made as of October 3, 2019.

WHEREAS, Licensor and Licensee desire to amend the License Agreement to as provided below.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and by their signatures to this Amendment, Licensor and Licensee hereby amend the License Agreement in the following manner:

1.	Definitions. Capitalized terms used but not otherwise defined herein shall have the meaning assigned to them in the License Agreement. The term “Agreement” as used in the License Agreement shall at all times refer to the License Agreement as modified by this Amendment.

2.	Amendment to Section 4.1 of the License Agreement. Section 4.1 is hereby amended and restated in its entirety to read as follows:

“4.1 Royalty. In consideration of the rights and licenses granted under this Agreement, Licensee shall pay to Licensor a royalty of six and one-half percent (6.5%) of Net Sales of all Licensed Products sold between the Effective Date and the earlier of the expiration of the Term and the Royalty End Date (“Royalty”). For the avoidance of doubt, the Royalty is to be calculated the same in amount and term as the royalty that would have been owed by Licensor for the Net Sales of all Licensed Products under a Patent Assignment Agreement with the University of Minnesota originally effective as of February 4, 2010 (the “University Agreement”) if made by the Licensor directly, and Licensor shall be entitled to no additional Royalty from Licensee under this Agreement beyond that what would have been owed to the University of Minnesota from sale of the Licensed Products if made by the Licensor directly. If at any time during the Term the royalty that would otherwise have been so owed by Licensor to the University of Minnesota for the Net Sales of the Licensed Products is reduced, then the Royalty shall be reduced by a corresponding amount.”

3.	Amendment to Section 4.4(a) of the License Agreement. Section 4.4(a) is hereby amended and restated in its entirety to read as follows:

“4.4 Payment Terms and Royalty Statements.

(a)               Licensee shall pay all Royalties, Minimum Royalties, and any other sums payable under this Agreement for each Quarterly Period within thirty (30) days of the end of such Quarterly Period. Licensee shall make all payments in US dollars by wire transfer of immediately available funds to a bank account to be designated in writing by Licensor. Licensor shall use Licensee’s payments of Royalties and Minimum Royalties to fully pay the royalties owed to the University of Minnesota with respect to the Licensed Products and shall make such payment within five (5) days of receipt of payment from Licensee. If, after notice of breach and a ten (10) day opportunity to cure, Licensor has not cured a breach of the preceding sentence, then Licensee may pay (at its sole option) the University of Minnesota directly for any amounts owed to them and offset such amounts paid against any other amounts due to Licensor hereunder for the remainder of the Term.”

4.	Continued Validity of License Agreement. Unless otherwise modified or supplemented by the terms of this Amendment, all terms and conditions of the License Agreement, including the Schedules thereto, shall continue in full force and effect.

5.	Governing Law; Submission to Jurisdiction.

(a)               This Amendment and all related documents, and all matters arising out of or relating to this Amendment, are governed by, and construed in accordance with, the laws of the State of Minnesota, United States of America, without regard to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of Minnesota.

(b)               Any action, suit, or other proceeding arising out of or related to this Amendment must be instituted exclusively in the federal courts of the United States or the courts of the State of Minnesota, and each Party (as defined in the License Agreement) irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action, or proceeding. Service of process, summons, notice, or other document by mail to such Party’s address set forth in the License Agreement will be effective service of process for any action, suit, or other proceeding brought in any such court.

6.	Counterparts. This Amendment may be executed in counterparts, each of which will be deemed an original, but all of which together will be deemed to be one and the same agreement. A signed copy of this Amendment delivered by facsimile, email, or other means of electronic transmission (to which assigned PDF copy is attached) will be deemed to have the same legal effect as delivery of an original signed copy of this Amendment.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment No. 1 to the Patent and Know-How License Agreement as of the date first written above.

LICENSOR - Miromatrix Medical Inc.

By	/s/ Jeff Ross
Name:	Jeff Ross
Title:	Chief Executive Officer

LICENSEE - Reprise Biomedical, Inc.

By	/s/ Carrie Powers
Name:	Carrie Powers
Title:	President and Chief Executive Officer